EXHIBIT 16.1

12 Greenway Plaza, 12th Floor
Houston, TX 77046-1289

Phone	713-561-6500
Fax	713-968-7128
Web	www.uhy-us.com

April 21, 2010

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Commissioners:

We have read the first four paragraphs included in Item 4.01 of Form 8-K of Steinway Musical Instruments, Inc. dated April 19, 2010, expected to be filed with the Securities and Exchange Commission on April 22, 2010 and are in agreement with the statements concerning our Firm in those paragraphs.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

Houston, Texas

UHY LLP is an Independent Member of UHY International Limited